Exhibit 10.34

COMPENSATION TABLE FOR NON-EMPLOYEE DIRECTORS

Each director who is not an employee or officer of our company (“non-employee director”) receives an annual retainer of $30,000. Each non-employee director also receives $1,500 per Board of Directors meeting attended and $1,000 per committee meeting attended. Additionally, the chairman of the Audit Committee receives an additional annual retainer of $7,500 and all other committee chairmen receive an additional $3,000 annual retainer. Non-employee directors are automatically awarded options to purchase 2,000 shares of our common stock and 2,000 shares of restricted common stock annually. All retainers and meeting fees are payable in cash, but can be deferred at the option of the director under our Deferred Compensation Plan for Non-Employee Directors. Deferred compensation earns interest at not less than the prime interest rate, or at the director’s election, is deemed to be invested in shares of phantom stock, without any voting or similar rights incident to ownership of our common stock, in accordance with the Deferred Compensation Plan.

Options granted to non-employee directors are priced at the fair market value of the underlying shares on the date of grant and are fully vested and exercisable. Transfer is restricted on all restricted stock until the earlier of five years or termination by reason of death, disability or retirement from the Board. Our Board has discretion to remove any transfer restrictions on restricted stock in the case of any other circumstance deemed appropriate by the Board.